EXHIBIT 99.1

For more information, contact:                             FOR IMMEDIATE RELEASE
Phil Dingle, HealthPlan Services
(813) 289-1000, ext. 2048


                 HEALTHPLAN SERVICES ANNOUNCES AGREEMENT TO SELL
                             TPA AND MGU BUSINESSES

TAMPA, FL - April 2, 2001 - HealthPlan Services Corporation (NYSE:HPS) announced today that it has entered into a definitive stock purchase agreement to sell its Third Party Administration and Managing General Underwriter business units to HealthPlan Holdings, Inc., an affiliate of Sun Capital Partners, Inc., a Boca Raton, Florida-based merchant banking firm, for approximately $30 million. The Third Party Administration business includes the Small Group Business operations and its associated data processing facilities based in Tampa, Florida, as well as the Taft-Hartley businesses that operate under the names American Plan Benefit Administrators and Southern Nevada Administrators, based in El Monte, California, and Las Vegas, Nevada, respectively. The MGU business is Philadelphia-based Montgomery Management Corporation. In connection with this non-cash transaction, Sun Capital will be assuming up to $40 million in working capital deficit of the acquired businesses and holding a long-term subordinated note from HealthPlan Services of up to $10 million.

The transaction is supported by the management of the acquired entities. In particular, Jeffery W. Bak, current TPA division Executive Vice President and Chief Operating Officer, will assume the position of President and Chief Executive Officer of the acquired business after closing and participate as an investor in the transaction. Other members of management will also participate. Headquarters for the acquired entities will remain in Tampa, Florida. The transaction is expected to close within 30 to 60 days and is subject to normal and customary closing conditions, including financing and the approval of HPS's Bank Group, and contains indemnification and transition obligations.

HPS management also indicated it has delayed its annual filing of Form 10K for the year ended December 31, 2000 to reflect the transaction. In particular, HPS expects to record a pre-tax impairment of goodwill in the approximate amount of $80 million, which represents the Company's estimated pre-tax loss on the sale of the divested businesses. At closing, the divestiture will generate $20-24 million in tax loss benefits to HPS, which will reduce the Company's tax payment obligations during the next 18-24 months.


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According to Company President and Chief Executive Officer Phillip S. Dingle,
"The sale of our TPA and MGU operation marks the completion of the divestiture strategy we initiated last June. For our TPA and MGU customers, the impressive financial and operations-focused organization of Sun Capital should enhance the already superior service level they have been receiving by a group of dedicated and talented professionals."

M. Steven Liff, Vice President of Sun Capital, stated "We are very enthusiastic regarding the future of the businesses we are acquiring. These are market leaders that have had operational challenges over the past few years, but each possess tremendous franchise value within their defined niche. As we are a firm focused on acquiring underperforming companies, this represents an opportunity that fits very well within our acquisition profile. All three companies have strong key client relationships that are leaders in their respective markets. We also believe the growth prospects here are tremendous, and with an investment in the business, both financially and operationally, we believe we can enhance margins and build upon the successes these companies have already achieved."

Bak added "This transaction represents a significant opportunity for the management team. Perhaps more importantly, it will benefit our agents, our customers, and our associates. Because we will have better access to investment capital, we will focus on enhancing our principal service and technology platforms. Almost immediately, we will begin exporting our core technology, administration, and distribution competencies to our union administration business. You should also expect us to expand our existing products and services portfolio to reach new customers. The bottom line is that these are good businesses, and the addition of Sun Capital will accelerate our efforts to make them great."

HealthPlan Services is a leading managed health care services company, providing medical cost containment and third party administration services for health care payers and providers. HealthPlan Services' medical cost containment business includes PlanVista Solutions, one of the nation's largest independently owned full-service preferred provider organizations. PlanVista Solutions provides network access, electronic claims repricing, and claims and data management services to health care payers and provider networks throughout the United States. HealthPlan Services' third party administration business provides distribution, enrollment, billing and collection, and claims administration services for insurance companies, HMOs and other managed care organizations, and Taft-Hartley union benefit plans. Visit the company's websites at WWW.HEALTHPLAN.COM and WWW.NPPN.COM.

Sun Capital is a leading merchant banking firm focused on leveraged buyouts and venture capital investments. Sun Capital invests in unique and niche oriented companies with market leadership positions. Sun Capital has invested in more than thirty companies during the past several years with combined sales in excess of $1 billion. Investments have included companies in the following industries: paper and packaging, filmed entertainment, automotive after-market parts, financial services, healthcare, media and communications, outdoor advertising, building products, wireless communication, industrial and decorative mirrors, computer and workstation peripherals, and Internet and technology. Sun Capital's financing partners have included some of the largest and best

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known banks and mezzanine lenders including Chase Manhattan Bank, Bank One,
Fleet, CIT, Bankers Trust, Midwest Mezzanine, Met Life and Equinox.

THIS PRESS RELEASE, PARTICULARLY THE STATEMENTS MADE BY MESSRS. DINGLE, LIFF, AND BAK, INCLUDES FORWARD-LOOKING STATEMENTS RELATED TO HEALTHPLAN SERVICES THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO OUR ABILITY TO EXPAND OUR CLIENT BASE; THE SUCCESS OF OUR DIVERSIFICATION EFFORTS; OUR ABILITY TO MANAGE COSTS AND REDUCE AND RESTRUCTURE DEBT; CHANGES IN LAW; FLUCTUATIONS IN BUSINESS CONDITIONS AND THE ECONOMY; AND OUR ABILITY TO ATTRACT AND RETAIN KEY MANAGEMENT PERSONNEL. THESE FORWARD-LOOKING STATEMENTS ARE MADE IN RELIANCE ON THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FOR FURTHER INFORMATION ABOUT THESE FACTORS THAT COULD AFFECT THE COMPANY'S FUTURE RESULTS, PLEASE SEE THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. COPIES OF THESE FILINGS ARE AVAILABLE UPON REQUEST FROM THE COMPANY'S CHIEF FINANCIAL OFFICER. PROSPECTIVE INVESTORS ARE CAUTIONED THAT FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACHIEVED RESULTS MAY DIFFER MATERIALLY FROM MANAGEMENT EXPECTATIONS.

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